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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934




                Date of Report (Date of earliest event reported):
                                 AUGUST 29, 1997




                            BRADLEY REAL ESTATE, INC.
             (Exact name of Registrant as specified in its charter)



         MARYLAND                       1-10328                 04-6034603
(State or other jurisdiction        (Commission File         (I.R.S. Employer
      of incorporation)                 Number)             Identification No.)





                 40 SKOKIE BOULEVARD, NORTHBROOK, ILLINOIS 60062
              (Address of principal executive offices and zip code)




               Registrant's telephone number, including area code:
                                 (847) 272-9800
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Item 2       ACQUISITION OR DISPOSITION OF ASSETS.


         On August 29, 1997, Registrant Bradley Real Estate, Inc. (the "Company") completed the contribution to its 95% owned subsidiary, Bradley Operating Limited Partnership (the "Operating Partnership"), of its interest in 18 properties previously owned directly by the Company. Such contributions were effected by deeds except in the case of two New England properties that are under contract for sale by the Company and except in the case of three properties where conveyance of title is subject to mortgage holder consent; however, the Company holds title to such excepted properties and their proceeds for the benefit of the Operating Partnership. As a result of such contribution, the Company now holds all of its properties (41 operating properties and three properties held for sale) through the Operating Partnership.

         The partnership agreement governing the Operating Partnership ("Operating Partnership Agreement") provides that the interest of the Limited Partners therein is represented by a specified number of Units, which after specified dates may in effect be exchanged by the Limited Partners, on a 1-for-1 basis, for shares of common stock of the Company. The Operating Partnership Agreement provides for distribution by the Operating Partnership to be made to the holders of Limited Partner Units at the same time as, and in the same amount as, distributions by the Company on an equivalent number of shares of Company common stock, and for all other distributions to be made to the General Partner. Accordingly, the Company's contribution of such properties to the Operating Partnership was made without consideration, inasmuch as the respective economic interests of the Limited Partners of the Operating Partnership and of the Company as General Partner were not altered by such contribution.

         The contribution has no effect upon the consolidated financial statements of the Company.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       BRADLEY REAL ESTATE, INC.
                                       (Registrant)


                                       By:  /s/ Irving E. Lingo, Jr.
                                            ---------------------------------
Date:  September 12, 1997                   Irving E. Lingo, Jr.
                                            Chief Financial Officer












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